EXHIBIT 99.1

MiNK Therapeutics Reports Corporate Update and First Quarter 2023 Financial Results

  agenT-797, an allo-iNKT cell therapy, shows clinical responses in heavily pre-treated solid tumor cancers when administered with anti-PD-1 and persists without lymphodepletion.
  Initiating phase 1/2 expansion studies in NSCLC and gastric cancer, with majority costs planned for external, non-dilutive grant funding.
  MiNK to present an update on the novel FAP-CAR-iNKT IND-enabling program at the American Society of Gene and Cell Therapy (ASGCT) Annual Meeting.

NEW YORK, May 11, 2023 (GLOBE NEWSWIRE) -- MiNK Therapeutics, Inc. (NASDAQ: INKT), a clinical-stage biopharmaceutical company pioneering the discovery, development, and commercialization of allogeneic, off-the-shelf, invariant natural killer T (iNKT) cell therapies to treat cancer and other immune-mediated diseases, today provided a corporate update and reported financial results for the first quarter 2023.

“This quarter we have achieved significant progress across our iNKT cell platform. Our lead program, agenT-797, has shown pioneering data in advanced solid cancers at AACR and we have launched expansion studies in anti-PD-1 refractory NSCLC and gastric cancer”, said Dr. Jennifer Buell, President and CEO at MiNK. “We are proud to remain the most clinically advanced allo-iNKT company with robust manufacturing capabilities and a novel pipeline of next generation therapies, including our novel FAP-CAR-iNKT.”

Allogeneic iNKT cell therapy (agenT-797) showed clinical benefit and tolerable safety across a range of heavily pre-treated solid tumor cancers at AACR 2023.

  A durable partial response (PR) was observed in a patient with metastatic gastric cancer who had no response to prior anti-PD-1 alone or in combination with standard chemotherapy. The patient received agenT-797 (4.3x106 cells/kg) in combination with anti-PD-1 and achieved a 42% tumor reduction that continued beyond 9 months.
  Durable disease stabilization and biomarker responses were also observed in anti-PD-1 refractory NSCLC and testicular cancers.
  iNKT cells can be administered without lymphodepletion, persist for >~8 weeks, and generate and mobilize immune cells into the tumor for cancer cell destruction.
  A tolerable safety profile was observed up to 1x107 cells, with no neurotoxicity, dose-limiting toxicities, or severe cytokine release syndrome (> grade 3).
  MiNK expands trials in NSCLC and launches an independent trial in metastatic gastric cancer led by Dr. Yelena Janjigian, Chief of GI Oncology at Memorial Sloan Kettering.
    AgenT-797 will be administered in combination with standard chemotherapy with and without immune checkpoint inhibitors. The study is planned to be externally funded by non-dilutive grant funding.
    MiNK will supply trial with its in-house manufacturing capability, currently producing 5,000 doses/year with rapidly expanding capacity.

Upcoming Presentations:

  MiNK continues to advance next generation CAR-iNKT programs and will present new data on allogeneic FAP-CAR-iNKT, MiNK-215, at American Society of Gene and Cell Therapy (ASGCT) Annual Meeting on May 19th.

Title: Development of an Allogeneic FAP-CAR iNKT Cell Therapy to Modulate the Immunosuppressive Stroma and Improves Anti-Tumor Immunity Against Non-Small Cell Lung Carcinoma
Presenting Author: Dr. Shannon Boi
Date/Time: May 19th, 2023, 12:00-2:00 pm ET
Abstract number: 1488

  Dr. Terese Hammond, West Region Medical Director at Sound Critical Care, to present clinical data from phase 1/2 study of agenT-797 in viral ARDS at American Thoracic Society (ATS) Annual Meeting (Abstract Number: 10725) on May 21st.

First Quarter 2023 Financial Results

We ended the first quarter 2023 with a cash balance of $14.9 million as compared to $19.6 million at December 31, 2022. Cash used in operations for the quarter ended March 31, 2023, was $4.4 million, compared to $4.2 million for the same period in 2022.

Net loss for the quarter ended March 31, 2023, was $5.7 million or $0.17 per share, compared to a net loss for the first quarter of 2022 of $7.8 million or $0.23 per share.

Summary Consolidated Financial Information

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31, 2023	December 31, 2022

Cash and cash equivalents	$14,892	$19,636
Total assets	16,589	21,472

Other Financial Information
(in thousands)
(unaudited)
	Three months ended March 31,
	2023	2022

Cash used in operations	$4,366	$4,196
Non-cash expenses	967	813

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2023	2022

Operating expenses:
Research and development	4,194	5,277
General and administrative	1,660	2,097

Operating loss	5,854	7,374

Other expense (income), net	(168)	403

Net loss	$5,686	$7,777

Per common share data, basic and diluted:
Net loss	$(0.17)	$(0.23)
Weighted average number of common shares outstanding, basic and diluted	33,967	33,504

Forward Looking Statements

This release contains forward-looking statements. You can identify these forward-looking statements by the fact they use words such as “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “intend,” “plan,” “believe,” “will,” “potential,” “opportunity,” “future” and other words and terms of similar meaning and include statements that they do not relate strictly to historical or current facts. In particular, these statements relate to, among other things, the mechanism of action, efficacy and safety of our iNKT technology and therapeutic candidates, business strategy, our research and development plans, our product development efforts, funding and partnering opportunities, future operating plans, results, objectives, expectations, and intentions. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes to differ materially from current expectations. Therefore, we caution investors such statements need to be evaluated in light of all the information contained in our filings with the SEC on our Annual Report on Form 10-K, among others. Furthermore, the statements speak only as of the date of this document, and we undertake no obligation to update or revise these statements, except as required by law.

Conference Call and Webcast

MiNK will host a conference call and webcast to discuss its first quarter 2023 financial results and business updates today, Thursday, May 11th, 2023, at 8:30 AM ET. The webcast is available on the events and presentations page of the company website and at https://edge.media-server.com/mmc/p/4c4qmbci). The conference ID is 8437743. To access live by phone, call 646-307-1963 (USA-NY) or 800-715-9871 (USA & Canada).

About MiNK Therapeutics

MiNK Therapeutics is a clinical-stage biopharmaceutical company pioneering the discovery, development, and commercialization of allogeneic invariant natural killer T (iNKT) cell therapies to treat cancer and other immune-mediated diseases. MiNK is advancing a pipeline of both native and next generation engineered iNKT programs, with a platform designed to facilitate scalable and reproducible manufacturing for off-the-shelf delivery. The company is headquartered in New York, NY. For more information, visit https://minktherapeutics.com/. Follow us on Twitter @MiNK_iNKT.

Contact

Alexa Buffa
781-674-4428
communications@minktherapeutics.com

Investor relations
Zack Armen
917-362-1370
investor@minktherapeutics.com